Liquidity Services, Inc. Q2 2022 Earnings Conference Call May 5, 2022 10:30 AM ET

Company Participants

Bill Angrick - Chairman and Chief Executive Officer

Jorge Celaya - Executive Vice President and Chief Financial Officer

Conference Call Participants

Gary Prestopino - Barrington Research

Operator

Welcome to Liquidity Services Inc. Second Quarter of Fiscal Year 2022 Financial Results Conference Call. My name is James and I will be your operator for today’s call. Please note that this conference call is being recorded.

On the call today are Bill Angrick, Liquidity Services’ Chairman and Chief Executive Officer and Jorge Celaya, its Executive Vice President and Chief Financial Officer. They will be available for questions after their prepared remarks.

The following discussion and responses to your questions reflect Liquidity Services management’s view as of today, May 5, 2022 and will include forward-looking statements. Actual results may differ materially. Additional information about factors that could potentially impact the financial results is included in today’s press release and in filings with the SEC including the most recent annual report on Form 10-K. As you listen to today’s call, please have the press release in front of you, which includes Liquidity Services’ financial results as well as metrics and commentary on the quarter.

During this call, Liquidity Services’ management will discuss certain non-GAAP financial measures. In its press release in filings with the SEC, each of which is posted on its website. You will find additional disclosures regarding these non-GAAP measures, including reconciliations of these measures with comparable GAAP measures. Liquidity Services management also use certain supplemental operating data as a measure of certain components of operating performance, which they also believe is useful for management and investors. The supplemental operating data includes gross merchandise volume and should not be considered a substitute for or superior to GAAP results.

At this time, I now turn the presentation over to Liquidity Services’ CEO, Bill Angrick.

Bill Angrick

Good morning and welcome to our Q2 earnings call. I will review our Q2 performance and provide an update on key strategic initiatives. Next, Jorge Celaya will provide more details on the quarter. Our long-term investments and our people, products and innovation have been rewarded as we set another quarterly GMV record. More business and government organizations are interested in the digital transformation of their supply chains and we are leading this generational transformation with our trusted marketplace platforms, flexible service models and worldwide reach.

Our business is very resilient in both periods of economic contraction and expansion. This attribute was on display during Q2 as we continued to provide sellers and buyers with key tools to help them respond to challenges in global supply chain operations, inflation and uneven economic growth. We grew our GMV by 34% year-over-year in Q2 to approximately $277 million, an all-time record and our seventh consecutive quarter of 20% plus annual GMV growth, the continued relevance and leadership of our circular economy marketplace platform and every sector of the economy is driving us closer to our objective of $1.5 billion in annualized GMV.

During this journey, our business continues to become a more asset-light capital efficient model as 87% of total GMV in Q2 utilized the consignment pricing model, up from 82% last year. GovDeals’ GMV increased 62% during Q2 driven by record new account acquisitions as more agencies choose our digital marketplace solutions over traditional sales methods for a broader array of assets, including vehicles, heavy equipment and real estate. The increase also reflects the inclusion of our acquired bid for assets online real estate marketplace and higher recovery rates in selected categories due to macroeconomic factors and strong buyer performance.

Together, personal property and real estate represents an over $3 billion addressable GMV marketplace for our GovDeals segment. And we are making terrific progress as the leader in this sector. Our retail supply chain group segment was flat year-over-year during Q2 principally due to a mix shift in selected programs, which resulted in lower value goods being returned and sold in our marketplace versus the prior year period as the end consumer shifted from a stay-at-home consumption a year ago to out-of-home consumption with the reopening of the economy.

More broadly, we are pleased with our new account acquisition activity as our retail supply chain group segment continues to sign new business with omnichannel and e-commerce retailers throughout North America. This is reflected in the activity within our two new distribution centers in Phoenix, Arizona and Pittston, Pennsylvania, which are trending above expectation as we expand our market share and deliver more convenience and value for our customers.

Our capital asset group segment was flat year-over-year, principally due to postponement of selected industrial sales due to COVID-related restrictions in China. Performance in our heavy equipment, biopharma and energy verticals was strong in Q2. And we expect to recover delayed sales in the second half of the year and grow our CAG segment GMV by 20% or more for the full year in 2022. CAG business development activity was strong in Q2 with many new mandates signed with Global 1000 clients, including TC Energy, U.S. Steel, International Paper, Waters Corporation, and ON Semi. Finally, our Machinio segment revenue increased 29% in Q2 over the prior year period as equipment owners and dealers continue to demonstrate strong engagement with our digital classifieds marketplace and inventory management solutions for used capital assets.

Our mission of building a better future for sellers, buyers on the planet is highlighted in our recently issued Liquidity Services 2022 ESG report available on our corporate website. This new report highlights how we are helping organizations intelligently integrate sustainability initiatives into their core business, unlocking value through increased efficiency and creating loyal customers who value and appreciate improved stewardship of the environment. Our surplus management solutions don’t just help our clients meet sustainability goals they generate profits and cost savings for our clients.

As an example, during Q2, Liquidity Services received the Value and Excellence award from ADM, a global leader in human and animal nutrition, with over 800 facilities worldwide. Our surplus asset management program streamlined ADM's surplus inventory process, supporting our clients’ sustainability goals and created over $11 million in incremental value through asset sales, cost avoidance and capital expenditure savings. This important client program was also able to positively impact the environment by enabling the reuse and redeployment of underutilized assets, leveraging key circular economy enablers in the process.

Indeed, our mission and value proposition is resonating not only with customers, but also our team and it benefits our efforts to attract top talent, to execute our business plan. As we take aim at our next leg of growth, we grew our headcount in Q2 by approximately 23% year-over-year principally in the areas of technology, business development, marketing and operations. These incremental investments are directly tied to capturing market share and delivering long-term shareholder value. Our mission and value proposition is also resonating with buyers.

During Q2, the number of registered buyers on our platform grew 23% year-over-year to nearly 4.8 million, which provides our seller’s superior execution for the sale of their assets. During Q2, the number of completed transactions and auction participants on our platform were up 41% and 48% respectively, reflecting the growing liquidity in our marketplace.

As inflation becomes a more pervasive issue affecting consumers and enterprises alike in the global economy, our marketplace has proven to be a very attractive channel to source valuable equipment and inventory. Our continued market share expansion and planned growth to a multibillion dollar GMV company is the result of long-term secular trends and the associated investments we have made in our marketplace platform to drive digital transformation in the supply chain to benefit customers.

Our marketplace plays a vital role in solving the needs of both large enterprises and small businesses in navigating several macro trends, including the growth of online commerce, which drives more product returns, increasing product obsolescence as organizations adopt next generation technologies and the shared goal of reducing waste through smart asset redeployment and remarketing strategies in every sector of the global economy. With a profitable growing business, Liquidity Services continues to evaluate intelligent uses of cash, including organic growth initiatives to further penetrate opportunities in our existing markets, share repurchases and tuck-in acquisitions.

In closing, we thank our team members across Liquidity Services for their dedication to our mission, to power the circular economy and provide our customers a high level of service.

I will now turn it over to Jorge for more details on the quarter.

Jorge Celaya

Good morning. Our second quarter results reflect continued strong performance from our GovDeals segment, including growing contributions from bid for assets and its real estate vertical as integration progresses. Consistent with the first quarter, our results also include incremental resources in our sales, marketing and technology groups, investments in our new all-surplus deals growth initiatives, and expanding the operating capacity of our RSCG or retail segment in efforts to diversify our geographic reach, client base and sales channels.

As global supply chains continue to experience turbulence in the near-term, we expect consignment transactions to be a driver of our GMV growth throughout the remainder of the fiscal year. We completed the second quarter of fiscal year 2022 with $276.9 million in GMV, a new quarterly record and we have exceeded $1 billion in GMV on a trailing 12-month basis. GMV was up 34% from $207.3 million in the same quarter last year.

Revenue for this first fiscal quarter was $68.3 million, an 11% increase compared to the same quarter last year. As previously highlighted, our long-term strategy involves seeking higher growth in consignment GMV sales, while continuing to offer purchase options and other value-added services to our seller clients. The higher growth and proportion of consignment, including real estate sales has the effect of lowering our ratio of revenue as a percent of GMV and causing revenue to grow at a lower percentage than GMV despite market and market share increases.

Gross profit as a percent of revenue remains steady within the most recent range. Net income for this second quarter was $12 million resulting in diluted earnings per share of $0.35. This includes an $8.5 million or $0.25 per share non-cash gain from a reduction in fair value of the bid for assets earn-out liability as certain flows of originally expected auction activity are now expected to fall outside of the earn-out period. We also anticipate paying $3.5 million in the third quarter for bid for assets achievements of the initial earn-out performance targets. The remaining expected earn-out payments are not anticipated until the first half of fiscal year 2023.

Non-GAAP adjusted EBITDA was $9.2 million slightly down by $200,000 from the same quarter last year, reflecting our planned investments across our segments for long-term growth in the market share GMV and gross profits while continuing to position ourselves to meet the demand from expected macro trends.

Our investments are also tailored to continue to transform our market capability driven by our technology platform and our sales efforts. We hold $84.3 million in cash, performed $17 million in share repurchases during the quarter resulting in lower outstanding shares versus last year. And our trailing 12-month operating cash flow was $48.6 million. We have zero financial debt. During the quarter, we entered into a credit facility agreement that provides us with the flexibility of a $25 million line of credit.

Specifically, comparing segment results for this second quarter to the same quarter. Last year, our GovDeals segment was up 62% on GMV and 33% on revenue, including bid for assets. Our retail or RSCG segment was up 1% on GMV and up 7% on revenue. And our CAG segment was down 1% on GMV endowed, 5% on revenue, reflecting delayed partner and project based sales to the second half of this year. Machinio was up 29% on revenue and continues to scale and expand its services to customers.

In the third quarter GovDeals will again benefit from its seasonally high period, and will also be further boosted by the bid for asset acquisition and as bid for assets continues executing on its pipeline of real estate sales. CAG’s pipeline remains strong, even if so, as some deal specific tightening shifts into the fourth quarter may occur given heightened recent global supply chain challenges in Europe and China. Retail continues to successfully focus on diversifying the seller base and product supply, including with investments in operational resources and also executing on transforming our investments into additional diversified buyer demand opportunities.

Our third quarter of fiscal year 2022 guidance range for GMV is above the same period last year, despite last year’s strong market prices for used vehicles at GovDeals and the more favorable mix of supply and related take rates at RSCG last year. As consignment GMV sales grow faster than under the purchase sales model and as we integrate the sales from our growing real estate business, revenue as a percentage of GMV is expected to decline resulting in a slower revenue growth percentage from this strategic business model shift. Our profit guidance for the third quarter of fiscal year 2022 is below the same period last year, despite consolidated gross profit margins expected to remain similar to our recent range.

Our outlook for the quarter reflects the retail or RSCG product supply flows and related mix changes compared to last year and increased operation costs from the growth initiatives, along with higher overall company wide sales, marketing, and technology costs to drive longer-term growth across our segments towards our $1.5 billion annual GMV goal.

As a reminder, as a result of reversing our tax valuation allowance in the fourth quarter of fiscal year 2021, due to our strong level of profitability trends, our effective tax rate is expected to be approximately 16% to 22% in the third quarter of fiscal year 2022, depending on mix of profits and other factors. This higher effective tax rate compared to last year will have no significant corresponding increase in cash paid for income taxes for the fiscal year 2022. Yet we will have a negative year-over-year comparable impact to our fiscal year 2022 net income and earnings per share.

Management guidance for the third quarter of fiscal year ‘22 is as follows. We expect GMV to range from $330 million to $360 million. GAAP net income is expected to range from $3 million to $6 million with a corresponding GAAP diluted earnings per share ranging from $0.09 to $0.18 per share. We estimate non-GAAP adjusted EBITDA to range from $9 million to $12 million. Non-GAAP adjusted diluted earnings per share is estimated in the range of $0.16 to $0.25 per share The GAAP and non-GAAP earnings per share guidance assumes that we have between 34 million and 34.5 million fully diluted weighted average shares outstanding for the third quarter of fiscal year 2022.

We will now take your questions.

Question-and-Answer Session

Operator

Thank you. And our first questions from Gary Prestopino from Barrington Research.

Gary Prestopino

Hi, good morning, everyone. Whole series of questions here. First of all, Bill, did you have what was the organic growth in GMV for the quarter?

Bill Angrick

If you’re looking at the bid for assets piece, we’re still in the mid to upper teens close to 20%.

Gary Prestopino

Okay. That’s without bid for assets, right? Or you, or that’s like, like bid for assets.

Bill Angrick

Correct.

Gary Prestopino

Okay, alright. And then could you maybe talk a little bit about what is going on in the RS and CG segment? You know, the shift in what you’re processing and whatever, is it because of the fact that people are not locked down in their houses, there is less big ticket items being returned and more whatever that might have more touch points or less profitable to you.

Bill Angrick

That’s right. And we noted that in the call you’ve seen that pervasively in retail supply chain trends instead of buying high ticket loan and garden equipment to have a staycation at home, or do major renovation with building tools. And maybe in-home entertainment, people have shifted spending to out-of-the-home travel and entertainment or travel and experiences. And so we have very strong activity in reverse supply chain, just that the average order size, I think, of the original purchase has come down and people have you know, been shifting dollars into other categories.

Gary Prestopino

Okay. So alright. And this would, will probably be continuing, on a comparable basis throughout the year. Correct. Cause nothing’s really going to change there unless, I mean, with the new facility that you built out in Pennsylvania, was that really a function of signing new clients or is that existing clients that you know, want to try and process more products through you?

Bill Angrick

The initial underwriting of the expansion was based on existing clients who were close closer to high density population centers, selling more omni-channel on the channel online. So it’s a great example of, for penetrating these relationships, but we’ve picked up new business since we’re there. So I think the good news for our growth plan is we’re getting traction with many new clients helping us offset what I think everyone would agree was sort of a unique set of circumstances in latter part of 2020, 2021 with significant dollars being spent online and for major cocooning activity with a lot of high ticket items. There is a pervasive need for the management and sale of returns where the, the leader in that space, Gary and we’re making a lot of progress growing the business.

Gary Prestopino

Okay. I’ll let somebody else go. And then I have some further questions.

Operator

Actually, Gary, we have no further questioners, so please.

Gary Prestopino

Okay. I got it. That’s fine. Thank you for that. So then in the CAG segment I think Bill, you mentioned that there were some canceled projects, sales coming out of China with COVID and all that, but you expect that growth in the back half of the year. Does that mean when you’re saying canceled? Does that mean they were pushed back or did they go away?

Bill Angrick

Deferred. Delayed.

Gary Prestopino

Okay. So you feel, you feel like they’ll come into the fold in the next 6 months?

Bill Angrick

Yes.

Gary Prestopino

Okay. Alright. So and then on your head count, which was up 23%, are the majority of that those additions, sales and marketing personnel to support your, your expansion activities, growth activities?

Bill Angrick

Yes. Three areas we noted sales demand generation, which is a marketing function supporting that sales effort and the technology product development function. In areas like Machinio, we’re building out more services, we’re having great success with our self-directed programs. And so we’re continuing to provide ways to make it easier for people to list and sell and transact in the capital assets, heavy equipment category, which is another bright spot for us. Overall, we’re seeing very, very good adoption of the self-directed consignment model in areas like heavy equipment and real estate.

Gary Prestopino

Okay. So, then as we look at the expense line, Jorge, as a percentage of say total revenues. I don’t have it broken down any other way. Would those levels that we see in Q2 basically kind of hold for the, within reason for the rest of the year or is it more or less those absolute levels will stay there?

Jorge Celaya

Gary, we also have because of the Pennsylvania facility and the growth in our all surplus deals, Phoenix location, our headcount in the operations line is also part of that, that growth in headcount. But jump so tech and Ops, sales and marketing will grow in absolute dollars each quarter moderately, I would say. Our gross profit certainly should outgrow our operating expense increase, but the actual dollars as of this point, I don’t see flat. I see just slightly up each quarter.

Gary Prestopino

Okay. And then just lastly…

Jorge Celaya

Variable expense.

Gary Prestopino

Okay. And then just lastly, on your cost of goods sold is that number is reflective of just what you do on a purchase basis for product. Is that the spread there, or are there other expenses in there that deal with the fee generation revenue.

Jorge Celaya

That that’s basically it, but we can take a quick peek at the, at the 10-K you’ll see the, the other details, but it’s probably not worth going through them on this call.

Gary Prestopino

But no, that’s fine. That’s fine. I just want to get some idea cause it seems to be running higher than your fee-based revenue growth. And I just wanted to get, I can look at that myself. Alright. Thank you, guys. Appreciate it.

Bill Angrick

Okay, thank you, Gary.

Gary Prestopino

Bye-bye.

Operator

And we have no more questions.

Bill Angrick

Operator, you can conclude the call.

Operator

Okay. Thank you. And thank you, ladies and gentlemen, this concludes today’s conference. Thank you for participating. You may now disconnect.